Exhibit 10.1

EXECUTION VERSION

Dated 19 December 2005
TERM FACILITY AGREEMENT
US$160,000,000
FACILITY AGREEMENT
for
CASTLEWILDER
as Borrower
arranged by
BANC OF AMERICA SECURITIES LLC
with
BANK OF AMERICA, N.A.
acting as Administrative Agent

WHITE & CASE
5 Old Broad Street
London EC2N 1DW

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

SCHEDULE 1 THE ORIGINAL PARTIES	64
SCHEDULE 2 CONDITIONS PRECEDENT	66
SCHEDULE 3 REQUESTS AND NOTICES	69
SCHEDULE 4 MANDATORY COST FORMULA	71
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE	74
SCHEDULE 6 EXISTING SECURITY	76
SCHEDULE 7 MATERIAL SUBSIDIARIES AND EQUITY INTERESTS	77
SCHEDULE 8 FORM OF PARENT GUARANTY	78
SCHEDULE 9 FORM OF CTL GUARANTY	79
SIGNATORIES	1

(v)

THIS TERM FACILITY AGREEMENT (this “Agreement”) is dated 19 December 2005 and made between:
(1)	CASTLEWILDER, an Irish unlimited company having its registered office at Wilton Place Dublin 2, Ireland and with company no. 260382 (the “Borrower”);

(2)	BANC OF AMERICA SECURITIES LLC as mandated lead arranger (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(4)	BANK OF AMERICA, N.A. as Administrative Agent of the other Finance Parties (the “Administrative Agent”); and

(5)	JPMORGAN CHASE BANK, N.A. as Syndication Agent; and

(6)	BNP PARIBAS, as Documentation Agent.
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Percentage” means, in respect of any Lender (a) at any time on or before the Utilisation Date, the percentage that such Lender’s Commitment bears to the Total Commitments, and (b) at any time after the Utilisation Date, the percentage that such Lender’s participation in the principal amount of the Loan then outstanding bears to the total principal amount of the Loan then outstanding.

“Approved Fund” means any Fund that is administered or managed by:
(a)	a Lender;

(b)	an Affiliate of a Lender; or

(c)	an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment adviser.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Facility” means the aggregate for the time being of each Lender’s Commitment.

“Bank of America” means Bank of America, N.A., in its individual capacity.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means the Loan, at any time as it accrues interest based on the Base Rate.

“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Dublin, Ireland, New York City and San Francisco, California.

“Closing Date” means the date on which all the conditions precedent to Utilisation specified in Schedule 2 hereto are met or waived.

“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “ Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking in such form as agreed between the Guarantors and the Administrative Agent.

“CTL” has the meaning given to it in the definition of “Guarantors”.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dollars” or “$” means the lawful currency of the United States of America.

“Eligible Assignee” means:
(a)	an Existing Lender;

(b)	an Affiliate of an Existing Lender;

(c)	an Approved Fund; and

(d)	any other person (other than a natural person) approved by:
(i)	the Administrative Agent; and

(ii)	unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Equity Interests” means, with respect to any person, all of the shares of capital stock (or other ownership or profit interests) in such person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares (or such other interests) and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Eurodollar Base Rate” has the meaning set forth in the definition of “LIBOR”.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Lender” has the meaning given to it in Clause 22.1 (Assignments and Transfers by the Lenders).

“Extended Maturity Date” has the meaning given to it in Clause 7.5 (Extension of Maturity Date).

“Extension Option” has the meaning given to it in Clause 7.5 (Extension of Maturity Date).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated 22 November 2005 among the Administrative Agent, the Arranger and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means:
(a)	if the Extension Option is not exercised in accordance with Clause 7.5 (Extension of Maturity Date), the Initial Maturity Date; and

(b)	if the Extension Option is exercised in accordance with Clause 7.5 (Extension of Maturity Date) the Extended Maturity Date.
“Finance Document” means this Agreement, the Fee Letter, the Guaranties and any other document designated as such by the Administrative Agent and the Borrower.

“Finance Party” means the Administrative Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP-IR, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity Obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP-IR” means generally accepted accounting principles in the Republic of Ireland.

“Governmental Authority” means the government of the United States of America, The Republic of Ireland or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Parent and its Subsidiaries for the time being.

“Guaranties” means the guaranties dated 19 December 2005 given by each of the Parent and CTL in favour of the Administrative Agent (for and on behalf of the Finance Parties), substantially in the form of Schedule 8 and Schedule 9 (the “Parent Guaranty” and the “CTL Guaranty” respectively).

“Guarantors” means Cadence Design Systems, Inc. a Delaware corporation having its principal place of business at 2655 Seely Avenue, Building 5, San Jose, California 95134 (the “Parent”) and Cadence Technology Limited, an Irish private limited company (company no. 261724) having its registered office at Wilton Place, Dublin 2, Ireland (“CTL”).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Initial Loan Amount” means the principal amount of the Loan made by the Lenders on the Utilisation Date.

“Initial Maturity Date” means 31 December 2008.

“Information Memorandum” means the document dated 29 November 2005 and described as an offering memorandum in the form approved by the Parent concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to the LIBOR Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, for any Interest Period with respect to the Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage
Where,
“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“LIBOR Loan” means the Loan, at any time as it accrues interest based on LIBOR.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means at any time, a Lender or group of Lenders whose Applicable Percentages aggregate to more than 50%.

“Mandatory Cost” means the percentage per annum calculated by the Administrative Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means, as to a LIBOR Loan, 0.625 per cent. per annum, and, as to a Base Rate Loan, 0 per cent. per annum, subject to the provisions of Clause 8.3 (Margin Adjustment).

“Market Disruption Event” has the meaning given to it in Clause 10.2(b) (Market Disruption).

“Material Adverse Effect” means:
(a)	a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, condition (financial or otherwise) of the Borrower, or the Parent and its Subsidiaries taken as a whole;

(b)	a material impairment of the ability of any Obligor to perform its obligations under any Finance Document to which it is a party; or

(c)	a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Finance Document to which it is a party.
“Material Subsidiary” means, in respect of Subsidiaries of the Borrower at any time of determination, (i) any Subsidiary that would be a “Material Subsidiary” as defined in the Parent Guaranty at such time, and (ii) any Subsidiary that at such time, based upon the most recent financial statements of the Parent delivered to the Administrative Agent and the Lenders pursuant to the Parent Guaranty, has total assets exceeding 10% of the consolidated total assets of the Borrower and its Subsidiaries as determined in accordance with GAAP-IR.

“Maturity Extension Date” means, provided an Extended Maturity Date has arisen, the Initial Maturity Date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“Obligation” means any obligation for the payment or repayment of Financial Indebtedness (whether such obligation is present or future, contingent or otherwise, or as principal or surety or otherwise).

“Obligors” means the Borrower and the Guarantors.

“Original Financial Statements” means the Borrower’s audited financial statements for its fiscal year ended 1 January 2005.

“Parent” has the meaning set forth in the definition of “Guarantors”.

“Parent Guaranty” has the meaning set forth in the definition of “Guarantors”.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” has the meaning set forth in Clause 20.3 (Negative Pledge).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prior SEC Filings” means, in respect of the Parent, any annual, quarterly or special report filed prior to the Closing Date by the Parent with the SEC, including all schedules and attachments thereto, other than materials for which the Parent requested (and obtained consent or for which it is awaiting consent) non-disclosure for reasons of confidentiality.

“Protected Party” has the meaning set forth in Clause 12.1(a) (Definitions).

“Quarter Date” means the last day of any Quarter Period.

“Quarter Period” means a calendar quarter, ending on 31 March, 30 June, 30 September and 31 December of each year.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Relevant Interbank Market” means the London interbank market.

“Repayment Instalment” has the meaning set forth in Clause 6.1(a) (Repayment of the Loan).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, or the vice president-finance of the applicable Person, together with, in the case of the Borrower, the board-appointed agent and each director.

“SEC” means the Securities and Exchange Commission of the United States of America or any governmental authority succeeding to any of its principal functions.

“Security” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement), any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 9 (Interest Periods).

“Subsidiary” of a Person means:
(i)	a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; and

(ii)	a subsidiary within the meaning of Section 736 of the Companies Act 1985.
Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Borrower.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Parties Act” has the meaning given it in Clause 1.3 (Third Party Rights).

“Total Commitments” means the aggregate of the Commitments, being $160,000,000 as at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Administrative Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Administrative Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Administrative Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any Obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a time of day is a reference to San Francisco time; and

(ix)	the definitions of terms herein apply equally to the plural and singular forms of the terms defined.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.
1.3	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	[Reserved]

2.3	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its lawful general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Administrative Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Administrative Agent (save to the extent that any of the same have been waived by the Majority Lenders). The

Administrative Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties set out in Clause 17 (Representations and Warranties) to be made by the Borrower are true in all respects.
SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Administrative Agent of a duly completed Utilisation Request not later than 3:00 p.m. 3 Business Days prior to the proposed Utilisation Date (if the Loan is a LIBOR Loan) or 3:00 p.m. one Business Day prior to the proposed Utilisation Date (if a Base Rate Loan).

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day not later than 30 December 2005;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iii)	the proposed Interest Period (if any) complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be an amount which does not exceed the Total Commitments.

5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to its Applicable Percentage.

(c)	The Administrative Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan.
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of the Loan
(a)	The Borrower shall repay the outstanding principal amount of the Loan in quarterly instalments (a “Repayment Instalment”). A Repayment Instalment shall fall due on each Quarter Date (commencing with the first Quarter Date in 2006) in the amounts outlined in the table below:

Years from the Closing Date	Percentage of Initial Loan Amount Payable
Year 1	5% per Quarter Date
Year 2	7.5% per Quarter Date
Year 3	12.5% per Quarter Date
(b)	Provided that if the Initial Maturity Date is extended pursuant to Clause 7.5 (Extension of Maturity Date), the percentage of the Initial Loan Amount payable thereafter shall be:
(i)	6.25% per Quarter Date in year 3 after the Closing Date; and

(ii)	6.25% per Quarter Date in year 4 after the Closing Date.
6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)	upon the Administrative Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary Prepayment of the Loan

The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000) at any time without penalty, subject to reimbursement of any Break Costs or other increased costs incurred by any Finance Party as a result of such voluntary prepayment. Voluntary prepayments shall be applied to outstanding Repayment Instalments in reverse order of maturity.

7.3	Right of Repayment and Cancellation in Relation to a Single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax Gross-Up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs),
the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Administrative Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On or before the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with Break Costs and other sums accrued and due in relation to such repayment.
7.4	Restrictions
(a)	Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.
7.5	Extension of Maturity Date
(a)	The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 35 days and not earlier than 45 days prior to the second anniversary of the Closing Date, request an extension of the Initial Maturity Date for an additional 365 days.

(b)	Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 20 days prior to the second anniversary of the Closing Date, advise the Administrative Agent whether or not such Lender agrees to such extension. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)	The Administrative Agent shall notify the Borrower of each Lender’s determination under this Clause 7.5 no later than the date 15 days prior to the second anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)	If all the Lenders agree to extend the Initial Maturity Date then, effective as of the second anniversary of the Closing Date, the Initial Maturity Date shall be extended to the date falling 365 days thereafter (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) (the “Extended Maturity Date”).

(e)	Notwithstanding the foregoing, the extension of the Initial Maturity Date pursuant to this Clause 7.5 (the “Extension Option”) shall not be effective with respect to any Lender unless:

(i)	no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(ii)	the representations and warranties contained in Clause 17 (Representations and Warranties) are true and correct on and as of the date of such extension, as though made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
SECTION 5
COSTS OF UTILISATION
8.	INTEREST

8.1	Calculation of Interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR (if a LIBOR Loan) or Base Rate (if a Base Rate Loan); and

(c)	Mandatory Cost (if any).
8.2	Payment of Interest

The Borrower shall pay accrued interest on the LIBOR Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period), and shall pay interest on the Base Rate Loan on each Quarter Date.

8.3	Margin Adjustment
(a)	Save as provided in Clause 8.3(b) below (Margin Adjustment), the Margin in relation to the Loan shall be the rate applicable to the Loan as specified in the definition of Margin contained in Clause 1.1 (Definitions); and

(b)	If the Consolidated Leverage Ratio (as such term is defined in the Parent Guaranty), in respect of the twelve month period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 11(a) of the Parent Guaranty (Financial Statements) is within the range of ratios set out in the “Consolidated Leverage Ratio” column below, then the Margin, as of the date such financial statements are required to be delivered under the Parent Guaranty, shall be reduced or increased to (or shall remain the same as) the percentage per annum as set out opposite the relevant range in the relevant “Applicable Margin” column below.

	Applicable Margin %	Applicable Margin %
Consolidated Leverage Ratio	(LIBOR Loan)	(Base Rate Loan)
Less than 1:00	0.50	0
Less than or equal to 2.00 but greater than or equal to 1:00	0.625	0
Greater than 2.00	0.75	0
8.4	Default Interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods (if applicable), of a duration selected by the Administrative Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Administrative Agent.

(b)	If any overdue amount consists of all or part of the LIBOR Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount, at the end of each Interest Period applicable to that overdue amount, if a LIBOR Loan, or immediately if a Base Rate Loan, but will in any event remain immediately due and payable.
8.5	Notification of Rates of Interest

The Administrative Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS; CONVERSIONS

9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for the LIBOR Loan in the Utilisation Request for the Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	The Selection Notice for the LIBOR Loan is irrevocable and must be delivered to the Administrative Agent by the Borrower not later than 3:00 p.m. three Business Days prior to the end of any current Interest Period.

(c)	If the Borrower fails in connection with the LIBOR Loan to deliver a Selection Notice to the Administrative Agent in accordance with paragraph (b) above, the relevant Interest Period for the LIBOR Loan will be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months, or any other period agreed between the Borrower and the Administrative Agent (acting on the instructions or with the consent of all Lenders), subject to availability.

(e)	The Interest Period for the LIBOR Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for the LIBOR Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period, or on the date of conversion from a Base Rate Loan pursuant to Clause 9.2 (Conversions).
9.2	Conversions

Provided that the Borrower may not convert to or select a new Interest Period for a LIBOR Loan at any time when a Default exists, the Borrower may (a) convert the LIBOR Loan on the last day of the applicable Interest Period to a Base Rate Loan, or (b) convert the Base Rate Loan at any time to a LIBOR Loan. That election may be made by telephonic request to the Administrative Agent no later than (i) 9:00 a.m. on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR Loan) and (ii) no later than 9:00 a.m. on the last day of the Interest Period (for conversion to the Base Rate Loan). Each telephonic notice given by the Borrower pursuant to this Clause 9.2 must be confirmed promptly by delivery to the Administrative Agent of a written Selection Notice.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	[Reserved]

10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to the LIBOR Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Eurodollar Base Rate is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from a Lender or group of Lenders (whose participations in the Loan exceed 50 per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
10.3	Alternative Basis of Interest or Funding
(a)	If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.4	Break Costs
(a)	The Borrower shall, within ten Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the LIBOR Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the LIBOR Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, provide a certificate confirming the amount and the calculation of its Break Costs for any Interest Period in which they accrue.
11.	FEES

11.1	Upfront Fee

The Borrower shall pay to the Arranger (for the account of each Lender) a fee in the amount and at the time agreed in the Fee Letter.

11.2	Arrangement Fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the time agreed in the Fee Letter.

11.3	Agency Fee

The Borrower shall pay to the Administrative Agent (for its own account) an agency fee in the amount and at the time agreed in the Fee Letter.
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment made under Clause 12.3 (Tax Indemnity).

12.2	Tax Gross-Up
(a)	The Borrower shall, and shall ensure that each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Any Finance Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower (or other Obligor, as appropriate) is located, or any treaty to which such jurisdiction is a party, with respect to payments under a Finance Document shall deliver to the Borrower (or other Obligor, as appropriate) (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Obligor as will permit such payments to be made without withholding or at a reduced rate, provided that such Finance Party is legally entitled to complete, execute and deliver such documentation and in such Finance Party’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Finance Party.
12.3	Tax Indemnity
(a)	The Borrower shall (within ten Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which will be or has been (directly or indirectly) suffered by a Protected Party for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net profits or net income received or receivable by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-Up) but was not so compensated solely because of a failure by the relevant Protected Party to comply with its obligations in Clause 12.2(f).
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Administrative Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Taxes

The Borrower shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value Added Tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
13.	INCREASED COSTS

13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs together with the calculation of such amount.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	not notified to the Borrower in accordance with Clause 13.1(a) (Increased Costs) within 60 days of such Increased Costs arising.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES

14.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall and shall procure that any such other Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Finance Party and their respective affiliates and their officers, directors, employees, agents and advisers from and against all losses, liabilities, claims, damages and reasonable and documented out-of-pocket costs and expenses incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone);

(d)	the Borrower’s use of the proceeds of the Loan; or

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower, including but not limited to reasonable and documented legal fees. This indemnification shall survive and continue for the benefit of all such Persons or entities.

14.3	Indemnity to the Administrative Agent

The Borrower shall promptly indemnify the Administrative Agent against any cost, loss or liability (including all reasonable and documented legal fees) incurred by the Administrative Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities), Clause 13 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the Obligations of any Obligor under the Finance Documents.
15.2	Limitation of Liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES

16.1	Transaction Expenses

The Borrower shall promptly on demand pay the Administrative Agent and the Arranger the amount of all reasonable and documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, due diligence, printing, execution, administration, syndication and closing of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment Costs

If (a) an Obligor requests an amendment, waiver or consent to, in respect of or under a Finance Document or (b) an amendment is required pursuant to Clause 26.9 (Change of Currency), of or in relation to any Finance Document, the Borrower shall, within ten Business Days of demand, reimburse the Administrative Agent for the amount of all reasonable and documented costs and expenses (including legal fees) reasonably incurred by the Administrative Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within ten Business Days of demand, pay to each Finance Party the amount of all reasonable and documented costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the Closing Date, the Utilisation Date and the Maturity Extension Date (if any).

17.1	Corporate Existence and Status
(a)	Each of the Borrower and each of its Material Subsidiaries is a corporation, duly incorporated and validly existing and, where incorporated in a jurisdiction which recognizes the concept, in good standing under the law of its jurisdiction of incorporation.

(b)	Each of the Borrower and each of its Material Subsidiaries has all requisite power and authority and all requisite government licences, consents, authorisations and approvals to:
(i)	own or lease its assets and carry on its business as it is being conducted as at the date of this Agreement; and

(ii)	execute and deliver, and perform its obligations under, the Finance Documents to which it is a party.

17.2	Binding Obligations

The obligations expressed to be assumed by the Borrower and CTL in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other Obligations

The execution and delivery, and performance of its obligations by the Borrower and CTL of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ respective constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its respective Subsidiaries;

(d)	the ownership or lease of any property or assets belonging to it or any of its respective Subsidiaries; or

(e)	any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or any of its respective Subsidiaries are subject.
17.4	Power and Authority

Each of the Borrower and CTL has the power to enter into, perform and deliver, and has taken all necessary corporate or other organisational action to authorise its entry into, performance of its obligations under and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Governmental Authorisation and Other Consents

No approval, consent, exemption, authorisation or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Finance Party of this Agreement or any other Finance Document.

17.6	Validity and Admissibility in Evidence

All Authorisations required or desirable:
(a)	to enable each of the Borrower and CTL lawfully to enter into, exercise its respective rights and comply with its respective obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.
17.7	[Reserved]

17.8	No Filing or Stamp Taxes

Under the law of the jurisdiction of incorporation of each of the Borrower and CTL, it is not necessary that any of the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No Default
(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which would reasonably be expected to have a Material Adverse Effect.
17.10	No Misleading Information

The Obligors have made available to the Administrative Agent and the Lenders, pursuant to the Prior SEC Filings or otherwise, all material agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to them, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Obligor to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Finance Document (in each case, as modified or supplemented by other information so furnished) and disclosed or referenced in the Information Memorandum contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading, in the light of the circumstances under which they were made; provided that any such information published by Gartner Dataquest and appearing in the Information Memorandum shall not be included within the scope of this Clause 17.10, and provided, further, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected information is subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control), and that, subject to the statement above that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, no assurance can be given that any projections will be realized.

17.11	Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP-IR, consistently applied unless expressly disclosed to the Administrative Agent in writing to the contrary before the date of this Agreement.

(b)	The Original Financial Statements fairly represent the Borrower’s financial condition and operations (consolidated) during the relevant fiscal year unless expressly disclosed to the Administrative Agent in writing to the contrary before the date of this Agreement.

(c)	The Original Financial Statements show all material Financial Indebtedness and other liabilities, direct or contingent of the Borrower as of the date thereof, including liabilities for taxes, material commitments and Financial Indebtedness.

(d)	There has been no event or circumstance, either individually or in aggregate, which has had or would reasonably be expected to have a Material Adverse Effect since 1 January 2005.
17.12	Margin Regulations

The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

17.13	Ownership of Property and Security

The Borrower and each Subsidiary has good and marketable title in fee simple to, or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Security except for the Permitted Security.

17.14	Taxes

The Borrower and its Material Subsidiaries have (a) filed all national and material local tax returns and reports required to be filed, and (b) have paid all material national and local taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP-IR. Except as specifically disclosed in Prior SEC Filings, there is no proposed tax assessment against the Borrower or any Material Subsidiary that would reasonably be expected to have a Material Adverse Effect.

17.15	Material Subsidiaries; Equity Interests

The Borrower has no Material Subsidiaries other than those specifically disclosed in Schedule 7 or in Prior SEC Filings, and all of the outstanding Equity Interests in such Material Subsidiaries have been validly issued, are fully paid and are owned by the Borrower free and clear of all Security other than any Permitted Security. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid.

17.16	Compliance with Laws

The Borrower and each of its Material Subsidiaries are compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to them or to their properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

17.17	Pari Passu Ranking

Each Obligor’s payment obligations under the Finance Documents to which it is party rank at least pari passu with the claims of all its respective other unsecured and unsubordinated creditors, except for Obligations mandatorily preferred by law applying to companies generally.

17.18	No Proceedings Pending or Threatened

There are no actions, suits or proceedings pending or, to the best of the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Material Subsidiaries that:
(a)	are pending as of the date hereof, any Utilisation Date or any Maturity Extension Date, and purport to affect or pertain to this Agreement or any other Finance Document, or any of the transactions contemplated hereunder or thereunder; or

(b)	except as specifically disclosed in Prior SEC Filings, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
17.19	Guaranties

All representations and warranties of the Guarantors in the Guaranties are true and correct.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Notification of Default
(a)	The Borrower shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Administrative Agent, the Borrower shall supply to the Administrative Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.2	“Know Your Customer” Checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, and shall procure that each Obligor shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	[RESERVED]

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force and accordingly the Borrower shall and shall procure that:

20.1	Authorisations

Each of the Borrower and CTL shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Administrative Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a party and, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with Laws and Contractual Obligations

Each of the Borrower and CTL and each of their Material Subsidiaries shall comply in all material respects with:
(a)	all contractual obligations; and

(b)	the requirements of all laws, orders, writs, injunctions and decrees to which it or any of its Material Subsidiaries are subject (except where such requirement is being contested in good faith by appropriate proceedings diligently conducted), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative Pledge
(a)	Neither the Borrower nor any of its Material Subsidiaries shall create or permit to subsist any Security over any of its assets.

(b)	Neither the Borrower nor any of its Material Subsidiaries shall:
(i)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any Security listed in Schedule 6 (Existing Security) and any renewals and extensions thereof except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by the Borrower or its Subsidiaries in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any Security arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by the Borrower or its Subsidiaries after the date of this Agreement if:
(A)	the Security was not created in contemplation of the acquisition of that asset by the Borrower or its Subsidiaries;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Borrower or its Subsidiaries; and

(C)	the Security is removed or discharged within 3 months of the date of acquisition of such asset;
(v)	any Security over or affecting any asset of any company which becomes a Subsidiary after the date of this Agreement, where the Security is created prior to the date on which that company becomes a Subsidiary, if:
(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security is removed or discharged within 3 months of that company becoming a Subsidiary;

(vi)	any Security entered into pursuant to any Finance Document;

(vii)	easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;

(viii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower or its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower or any of its Subsidiaries;

(ix)	any Security on the proceeds of assets, which assets were subject to Security permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;

(x)	any Security on Receivables (as defined in the Parent Guaranty) and Receivables-Related Assets (as defined in the Parent Guaranty) in connection with any Permitted Receivables Purchase Facility (as defined in the Parent Guaranty); or

(xi)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (vi) above) does not exceed $100,000,000 (or its equivalent in another currency or currencies).
All items referred to in this Clause 20.3(c) are, together, the “Permitted Security”.
20.4	Disposals
(a)	Neither the Borrower nor any of its Material Subsidiaries shall enter into a single transaction or a series of related transactions and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or any substantial part of their respective assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of any asset by a member of the Group to another member of the Group;

(iv)	arising as a result of any Permitted Security;

(v)	of an asset that is obsolete for the purpose for which such asset is normally utilised or has been utilised by the relevant member of the Group; or

(vi)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iv) above) does not exceed $50,000,000 (or its equivalent in another currency or currencies) in any fiscal year.
20.5	Change of Business

No substantial change is made to the general nature of the business of the Borrower or its Material Subsidiaries from that carried on at the date of this Agreement.

20.6	Payment of Obligations

The Borrower and each of its Material Subsidiaries shall promptly pay and discharge all its respective material Obligations and liabilities, including:
(a)	all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP-IR are being maintained by such Obligor or its Subsidiary;

(b)	each lawful material claim which, if unpaid, would by law create Security over the property of the Borrower or its Material Subsidiaries (other than a Permitted Security), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP-IR are being maintained by the Borrower or such relevant Material Subsidiary; and

(c)	all material Financial Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Financial Indebtedness are paid and discharged as the same shall become due and payable.
20.7	Preservation of Existence
(a)	The legal existence of the Borrower and its Material Subsidiaries is preserved, renewed and maintained in full force and effect and, where incorporated in a jurisdiction which recognizes the concept, is in good standing under the laws of the jurisdiction of its incorporation;

(b)	All reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of the Borrower’s and its

Material Subsidiaries’ respective business is taken, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)	All of the registered patents, trademarks, trade names and service marks of the Borrower and its Subsidiaries, the non-preservation of which would reasonably be expected to have a Material Adverse Effect, shall be preserved.
20.8	Books and Records

The Borrower and each of its Subsidiaries shall maintain proper books of record and account, in which true and correct entries in conformity with GAAP-IR consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.

20.9	[Reserved]

20.10	Use of Proceeds

The proceeds of the Loan are used for lawful general corporate purposes not in contravention of any law or of any Finance Document.

20.11	Transactions with Affiliates

Neither the Borrower nor any of its Material Subsidiaries shall enter into any transaction of any kind with any Affiliate of such Person, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favourable to the Borrower or any of its Subsidiaries as would be obtainable by the Borrower or any of its Subsidiaries at the time in a comparable arm’s length transaction with a person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (ii) the payment or grant of reasonable compensation, benefits and indemnities to any director, officer, employee or agent of the Borrower or any such Subsidiary, and (iii) transactions and agreements in existence on the date hereof and specifically disclosed in Prior SEC Filings.

20.12	Governing Law and Enforcement

The Borrower shall not, and shall procure that no other Obligor shall contest in any manner whatsoever:
(a)	the choice of English law as the governing law of this Agreement; or

(b)	the submission to the jurisdiction of the English courts pursuant to Clause 35.1 (Jurisdiction); or

(c)	the enforcement in any jurisdiction of any judgement obtained in England in relation to this Agreement, provided that nothing in this Clause 20.12(c) shall be construed to limit the Borrower’s right to appeal any judgement obtained in England that may exist under English law in an English Court.
21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1	Non-payment

The Borrower or CTL does not pay on the due date any amount payable by it (including without limitation principal, interest, fees or other amounts) pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by an administrative or technical error; and

(b)	such payment is made within two Business Days of the due date.

21.2	Other Obligations

The Borrower or CTL does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) unless the failure to comply is capable of remedy and is remedied within 35 days.

21.3	Misrepresentation

Any written representation or statement made or deemed to be made by the Borrower or CTL in the Finance Documents or any other document delivered by such Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Insolvency
(a)	The Borrower or any of its Material Subsidiaries is unable or admits in writing its respective inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any of its Material Subsidiaries is less than its liabilities, (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any class of indebtedness of the Borrower or any of its Material Subsidiaries.
21.5	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, examinership, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its Material Subsidiaries other than in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Majority Lenders;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any of its Material Subsidiaries;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its Material Subsidiaries or any of their respective material assets; or

(d)	enforcement of any Security over any material assets of the Borrower or any of its Material Subsidiaries, or any analogous procedure or step is taken in any jurisdiction to which the Borrower or any such Material Subsidiary or any of their respective assets is subject.
21.6	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any of its Material Subsidiaries having an aggregate value of $1,000,000 and is not discharged within 20 Business Days.

21.7	Ownership of the Borrower and CTL

The Borrower or CTL ceases to be either a direct or indirect wholly-owned Subsidiary of the Guarantor. For the avoidance of doubt, notwithstanding any provision in any Finance Document, the mere creation and/or interposition of one or more wholly-owned Subsidiaries below the Parent but above the Borrower, CTL or any of their respective Subsidiaries shall not be (or be construed as) a Default or an Event of Default.

21.8	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its respective material obligations under the Finance Documents.

21.9	Guaranty Default

There occurs any Guaranty Default as such term is defined in the Parent Guaranty.

21.10	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of the Majority Lenders; and/or

(d)	exercise all rights and remedies available to it or the Lenders under the Finance Documents or applicable law.
SECTION 8
CHANGES TO PARTIES
22.	CHANGES TO THE LENDERS

22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations under the Finance Documents,
(except in the case of an assignment or transfer of the entire remaining amount of such Lender’s interest in the Loan, in a minimum amount equal to US$5,000,000) to any Eligible Assignee approved by the Administrative Agent (the “New Lender”).

22.2	Conditions of Assignment or Transfer
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless:
(i)	the assignment or transfer is to another Existing Lender, an Affiliate of an Existing Lender or an Approved Fund; or

(ii)	an Event of Default has occurred and is continuing.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:
(i)	receipt by the Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to the Administrative Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Administrative Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Administrative Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.

(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Administrative Agent (for its own account) a processing and recordation fee (an “Assignment Fee”) of $2,500 for each assignment or transfer provided, however that in the event of 2 or more concurrent assignments or transfer to members of the same Assignee Group (which may be effected by a sub-allocation of an assigned or transferred amount among members of such Assignee Group) or 2 or more concurrent assignments or transfers by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction		Assignment Fee
(a)	First four concurrent assignments, transfers or sub-allocations to members of an Assignee Group (or from members of an Assignee Group, as applicable).	$0

(b)	Each additional concurrent assignment, transfer or sub-allocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable).	$500
22.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its Obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
22.5	Procedure for Transfer
(a)	Subject to the conditions set out in Clause 22.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Administrative Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the

Administrative Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Copy of Transfer Certificate to Borrower

The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7	Disclosure of Information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

22.8	Participations
(a)	Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and the release of the Parent Guaranty to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under the Finance Documents (including all or a portion of its Commitment and/or the proportion of the Loan owing to it); provided that:
(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties for the performance of such obligations; and

(iii)	the Borrower and the other Obligors and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(b)	Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Clause 32 (Amendments and Waivers) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Clauses 12, 13 and 14 and to the same extent as if it were a Lender and had acquired its interest by assignment. To the extent permitted by law, each Participant also shall be entitled to the benefits of Clause 27 (Set Off) as though it were a Lender.
22.9	Limitations upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
SECTION 9
THE FINANCE PARTIES
23.	ROLE OF THE ADMINISTRATIVE AGENT AND THE ARRANGER

23.1	Appointment of the Administrative Agent
(a)	Each other Finance Party appoints the Administrative Agent to act as its Administrative Agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
23.2	Duties of the Administrative Agent
(a)	The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Administrative Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
23.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

23.4	No Fiduciary Duties
(a)	Nothing in this Agreement constitutes the Administrative Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Administrative Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.5	Business with the Group

The Administrative Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

23.6	Rights and Discretions of the Administrative Agent
(a)	The Administrative Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as Administrative Agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Administrative Agent may act in relation to the Finance Documents through its personnel and Administrative Agents.

(e)	The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as Administrative Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Administrative Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
23.7	Majority Lenders’ Instructions
(a)	Unless a contrary indication appears in a Finance Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Administrative Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Administrative Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

23.8	Responsibility for Documentation

Neither the Administrative Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
23.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below, the Administrative Agent shall not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Administrative Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Administrative Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Arranger.
23.10	Lenders’ Indemnity to the Administrative Agent

Each Lender shall (in proportion to its Applicable Percentage) indemnify the Administrative Agent, within ten Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent (otherwise than by reason of the

Administrative Agent’s gross negligence or wilful misconduct) in acting as Administrative Agent under the Finance Documents (unless the Administrative Agent has been reimbursed by an Obligor pursuant to a Finance Document).

23.11	Resignation of the Administrative Agent
(a)	The Administrative Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Administrative Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Agent.

(c)	If the Majority Lenders have not appointed a successor Administrative Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Administrative Agent (after consultation with the Borrower) may appoint a successor Administrative Agent.

(d)	The retiring Administrative Agent shall, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.

(e)	The Administrative Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Administrative Agent, require it to resign in accordance with paragraph (b) above. In this event, the Administrative Agent shall resign in accordance with paragraph (b) above.
23.12	Confidentiality
(a)	In acting as Administrative Agent for the Finance Parties, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

23.13	Relationship with the Lenders
(a)	The Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).
23.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
23.15	[Reserved]

23.16	[Reserved]

23.17	Deduction from Amounts Payable by the Administrative Agent

If any Party owes an amount to the Administrative Agent under the Finance Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25.	SHARING AMONG THE FINANCE PARTIES

25.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 26 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Administrative Agent;

(b)	the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial Payments).
25.2	Redistribution of Payments

The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial Payments).

25.3	Recovering Finance Party’s Rights
(a)	On a distribution by the Administrative Agent under Clause 25.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
25.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of Payments) shall, upon request of the Administrative Agent, pay to the Administrative Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
25.5	Exceptions
(a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION
26. PAYMENT MECHANICS
26.1 Payments to the Administrative Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Administrative Agent specifies.
26.2 Distributions by the Administrative Agent
Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to an Obligor) and Clause 26.4 (Clawback) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.
26.3 Distributions to an Obligor
The Administrative Agent may (with the consent of the Obligor or in accordance with Clause 27 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
26.4 Clawback
(a)	Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the

Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.
26.5 Partial Payments
(a)	If the Administrative Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Administrative Agent shall apply that payment towards the Obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Administrative Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
26.6 No Set-off by the Borrower
All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
26.7 Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
26.8 Currency of Account
(a)	Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from the Borrower under this Agreement.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.
26.9 Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any Obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
27. SET-OFF
A Finance Party at any time after the occurrence of an Event of Default which remains continuing may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a then prevailing market rate of exchange as determined by it acting reasonably in its usual course of business for the purpose of the set-off.
28. NOTICES
28.1 Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2 Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Administrative Agent, that identified with its name below,

(d)	or any substitute address or fax number or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.
28.3 Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent’s signature below (or any substitute department or officer as the Administrative Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Administrative Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

28.4 Notification of Address and Fax Number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.
28.5 Electronic Communication
(a)	Any communication to be made between the Administrative Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Administrative Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Administrative Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Administrative Agent only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.
28.6 English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29. CALCULATIONS AND CERTIFICATES
29.1 Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
29.2 Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is prima facie evidence to the matters to which it relates.
29.3 Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
30. PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
31. REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
32. AMENDMENTS AND WAIVERS
32.1 Required Consents
(a)	Subject to Clause 32.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

32.2 Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.3 (Finance Parties’ Rights and Obligations), Clause 22 (Changes to the Lenders), Clause 25 (Sharing) or this Clause 32; or

(vii)	the release of the Parent from the Parent Guaranty,
shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Administrative Agent or the Arranger may not be effected without the consent of the Administrative Agent or the Arranger.
33. COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
SECTION 11
GOVERNING LAW AND ENFORCEMENT
34. GOVERNING LAW
This Agreement is governed by English law.
35. ENFORCEMENT
35.1 Jurisdiction
(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)	THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(e)	THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (d) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(f)	EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
35.2 Service of Process
Without prejudice to any other mode of service allowed under any relevant law, the Borrower should procure that each Obligor:
(a)	irrevocably appoints Cadence Design Systems Limited with an office at Bagshot Road, Attention: Office of the General Counsel, Bracknell, Berkshire RG12 0PH, UK as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and irrevocably appoints CT Corporation System, a WoltersKluwer Company with an office at 111 Eighth Avenue New York, NY 10011, as its agent for service of process in relation to any proceedings before the state or federal courts specified in Clause (d) of Clause 35.1 (Jurisdiction) above; and

(b)	agrees that failure by a process administrative agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
36. USA PATRIOT ACT NOTICE
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
Part I
The Obligors

Castlewilder, as Borrower	Registration number (or equivalent, if any)

260382

Cadence Design Systems, Inc., as Guarantor	Registration number (or equivalent, if any)

Cadence Technology Limited, as Guarantor	Registration number (or equivalent, if any)

261724

Part II
The Original Lenders

Name of Original Lender	Commitment (USD)
Bank of America, N.A.	$59,000,000

Allied Irish Banks Plc	$21,000,000

BNP Paribas	$29,500,000

JPMorgan Chase Bank, N.A., London Branch	$29,500,000

Mizuho Corporate Bank (USA)	$21,000,000

Total	$160,000,000.00

SCHEDULE 2
CONDITIONS PRECEDENT
Conditions Precedent to Utilisation
1. OBLIGORS
(a)	Such number of original, signed counterparts of the Finance Documents as the Administrative Agent may request.

(b)	A certified copy of the constitutional documents of each Obligor.

(c)	A certified copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(d)	A specimen of the signature of each person authorised by the relevant resolutions referred to in paragraph (b) above.

(e)	A certificate of each Guarantor (signed by a Responsible Officer) confirming that:
(i)	no Material Adverse Effect has occurred since January 1, 2005;

(ii)	except as specifically disclosed in Prior SEC Filings, no action, suit, investigation or proceeding is pending or, to the knowledge of such Guarantor, threatened against it in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect;

(iii)	no Default exists or would result from the making of the Loan under this Agreement; and

(iv)	all representations and warranties of such Guarantor contained in the Finance Documents to which it is party are true and correct.

(f)	A certificate of an authorised signatory of the relevant Obligor certifying that each document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2. LEGAL OPINIONS
(a)	A legal opinion of Bird & Bird, legal advisers to the Borrower in England, substantially in the form distributed to the Administrative Agent, the Arranger and the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Gibson Dunn & Crutcher, legal advisers to the Obligors in the United States of America, substantially in the form distributed to the Administrative Agent, the Arranger and the Original Lenders prior to the signing of this Agreement.

(c)	A legal opinion of Landwell, legal advisers to the Borrower and the Guarantors in The Republic of Ireland, substantially in the form distributed to the Administrative Agent, the Arranger and the Original Lenders prior to the signing of this Agreement.
3. OTHER DOCUMENTS AND EVIDENCE
(a)	Evidence that any process agent referred to in Clause 35.2 (Service of Process), if not an Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Administrative Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with an Obligor’s entry into and performance of the transactions contemplated by any Finance Document to which it is party or for the validity and enforceability of any Finance Document to which it is party.

(c)	The Original Financial Statements of the Borrower and the audited financial statements of the Parent for the fiscal year ended January 1, 2005.

(d)	Interim Financial Statements of the Parent dated as at the end of the most recent fiscal quarter for which financial statements are available.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) will be paid on the first Utilisation Date.

(f)	Confirmation from the Administrative Agent on behalf of the Finance Parties that the Lenders have completed a due diligence investigation of the Obligors and their Subsidiaries and the results of such investigations are satisfactory to the Finance Parties.

(g)	Confirmation from the Administrative Agent that it has received in form and substance reasonably satisfactory to it, such other documents, reports, audits or certifications it may reasonably request.

SCHEDULE 3
REQUESTS AND NOTICES
Part I
Utilisation Request

From:	Castlewilder

To:	Bank of America, N.A., as Administrative Agent

Dated:	[·]

Dear Sirs
Castlewilder – US$160,000,000 Term Facility Agreement
dated 19 December 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[·] (or, if that is not a Business Day, the next Business Day)

Amount:	[·] being the Available Facility

Type:	[LIBOR Loan] [Base Rate Loan]

Interest Period (if applicable):	[·]
3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Castlewilder

Part II
Selection Notice

From:	Castlewilder

To:	Bank of America, N.A., as Administrative Agent

Dated:

Dear Sirs
Castlewilder – US$160,000,000 Term Facility Agreement
dated 19 December 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan [with an Interest Period ending on [·]].

3.	[We request that the next Interest Period for the above Loan[s] is [·].]

4.	We request a conversion of the Loan to a [Base Rate Loan] [LIBOR Loan having an Interest Period of [·]].

5.	This selection notice is irrevocable.
Yours faithfully

authorised signatory for
Castlewilder

SCHEDULE 4
MANDATORY COST FORMULA
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, or (c) the requirements of the Irish Financial Services Regulatory Authority.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank and/or the central bank of the relevant Participating Member State in respect of the Loan made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

E x 0.01
300	per cent per annum

Where:

E	is designed to compensate the Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5. For the purposes of this Schedule:
(a) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
(c) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(d)	“£” means pounds sterling, the lawful currency for the time being of the United Kingdom.
6.	If requested by the Administrative Agent, each Lender with a Facility Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant fiscal year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that fiscal year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.
7.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
8.	The rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraph 6 above.
9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.
12.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England (pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England itself), the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[·]
Castlewilder – US$160,000,000 Term Facility Agreement
dated 19 December 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 22.5 (Procedure for Transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for Transfer).

(b)	The proposed Transfer Date is [·].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights
and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention
details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Administrative Agent and the Transfer Date is confirmed as [·]

Bank of America, N.A.,
as Administrative Agent

By:

SCHEDULE 6
EXISTING SECURITY
NONE.

SCHEDULE 7
MATERIAL SUBSIDIARIES AND EQUITY INTERESTS

Names of Shareholders and
Name of Material Subsidiary	Percentage Shareholding
Cadence Group	Castlewilder – 100%

Cadence Design Systems (Ireland) Limited	Cadence Group – 100%

Cadence Design Systems Limited	Cadence Design Systems (Ireland)
Limited – 100%

Cadence Design Systems (Japan) B.V.	Cadence Design Systems Limited – 100%

Cadence Design Systems (Cyprus) Ltd.	Castlewilder – 100%

Cadence Design Systems Kft.	Cadence Design Systems (Cyprus)
Ltd. – 96.2%

Castlewilder – 3.8%

Cadence Technology Ltd.	Castlewilder – 100%

SCHEDULE 8
FORM OF PARENT GUARANTY
Please see attached.

SCHEDULE 9
FORM OF CTL GUARANTY
Please see attached.

SIGNATORIES

THE BORROWER

CASTLEWILDER

By:	/s/ R.L. Smith McKeithen

	Name:	R.L. Smith McKeithen
	Title:	Director

	Address:	Wilton Place,
Dublin 2
Ireland

	Attention:	Office of the General Counsel

	Facsimile:	+ 353-1-805-4310

With a copy of all notices to the Borrower to be delivered:

	Address:	Cadence Design Systems, Inc.
2655 Seely Avenue
San Jose, California 95134
USA

	Attention:	Chief Financial Officer

	Facsimile:	+1 (408) 944-7168

Signature Page 1 to Term Facility Agreement

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Tiffany Shin

	Name:	Tiffany Shin
	Title:	Assistant Vice President

(Notices for Payments and Requests for Credit Extensions):

	Address:	Bank of America, N.A.
Credit Services West
Mail Code: CA4-702-02-25
2001 Clayton Road
Floor 2, Building B
Concord, California 94520-2405

	Facsimile:	(888) 969-9267

	Attention:	Shelby Boganwright

(Other Notices as Administrative Agent):

	Address:	Bank of America, N.A.
Agency Management
Mail Code: WA1-501-37-20
800 Fifth Avenue, Floor 37
Seattle, Washington 98104

	Facsimile:	(206) 358-0971

	Attention:	Tiffany Shin

Signature Page 2 to Term Facility Agreement

THE LENDERS
BANK OF AMERICA, N.A.

By:	/s/ Fred L. Thorne

	Name:	Fred L. Thorne
	Title:	Managing Director

(Notices for Payments and Requests for Credit Extensions):

	Address:	Bank of America, N.A.
Credit Services West
Mail Code: CA4-702-02-25
2001 Clayton Road
Floor 2, Building B
Concord, California 94520-2405

	Facsimile:	(888) 969-9267

	Attention:	Shelby Boganwright

(Other Notices):

	Address:	Bank of America, N.A.
Mail Code: CA5-801-13-09
600 Montgomery Street, 13th Floor
San Francisco, California 94111-2702

	Facsimile:	(415) 627-2370

	Attention:	Fred Thorne

Signature Page 3 to Term Facility Agreement

ALLIED IRISH BANKS, P.L.C.

By:	/s/ Norman M. Fitzgerald

	Name:	Norman M. Fitzgerald
	Title:	Senior Manager

(Notices for Payments and Requests for Credit Extensions):

	Address:	Iona House
152 Shelbourne Road
Ballsbridge
Dublin 4
Ireland

	Facsimile:	+ 353 1 6603529

	Attention:	Patrick O’Keeffe

(Other Notices):

	Address:	AIB International Corporate Banking
Bankcentre – Block C1
Ballsbridge
Dublin 4
Ireland

	Facsimile:	+ 353 1 6682508

	Attention:	Norman Fitzgerald

Signature Page 4 to Term Facility Agreement

BNP PARIBAS

By:	/s/ Matthew Harvey

	Name:	Matthew Harvey
	Title:	Managing Director

By:	/s/ Sandra F. Bertram

	Name:	Sandra F. Bertram
	Title:	Vice President

(Notices for Payments and Requests for Credit Extensions):

	Address:	BNP Paribas
919 3rd Avenue
New York, New York 10022

	Facsimile:	(212) 841-2682

	Attention:	Tom Kunz

(Other Notices):

	Address:	BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

	Facsimile:	(415) 398 8462

	Attention:	Patricia Boussaroque

Signature Page 5 to Term Facility Agreement

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ David F. Gibbs

	Name:	David F. Gibbs
	Title:	Senior Vice President

(Notices for Payments and Requests for Credit Extensions):

	Address:	JPMorgan Chase Bank
1111 Fannin Street
9th Floor
Houston, Texas 77002

	Facsimile:	(713) 374-4313

	Attention:	Kabinet Kaba

(Other Notices):

	Address:	JPMorgan Chase Bank
277 Park Avenue, 16th Floor
New York, New York 10172

	Facsimile:	(646) 534-3078

	Attention:	Anthony Galea

Signature Page 6 to Term Facility Agreement

MIZUHO CORPORATE BANK (USA)

By:	/s/ Bertram Tang

	Name:	Bertram Tang
	Title:	Senior Vice President

(Notices for Payments and Requests for Credit Extensions):

	Address:	Mizuho Corporate Bank (USA)
1800 Plaza Ten
Harborside Financial Ctr.
Jersey City, New Jersey 07311

	Facsimile:	(201) 626-9941

	Attention:	Hemangini Divatia

(Other Notices):

	Address:	Mizuho Corporate Bank (USA)
1251 Avenue of the Americas
New York, New York 10020-1104

	Facsimile:	(212) 282-4488

	Attention:	Paulo Ferreira

Signature Page 7 to Term Facility Agreement